EXHIBIT 3.8

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

TRANSLATION

ANNEXE “A” to the Articles of Incorporation of EAU DE SOURCE VITA (2000) INC.

Class “A” Shares

1.	The rights, privileges, conditions and restrictions attaching to the Class “A” shares are enumerated hereinafter.

Vote

1.1
The holders of Class “A” shares shall be entitled to one (1) vote for each share held by them at all meetings of shareholders, except meetings at which only holders of a specified class of shares, other than the Class “A” shares, are entitled to vote.

Dividends

1.2	Subject to the rights attaching to the other classes of shares, the holders of Class “A” shall have the right to receive all dividends which may be declared by the Corporation.

Restrictions on Dividends

1.3
The holders of Class “A” shares shall not have the right to receive any dividend, the payment of which shall have the effect of reducing the net assets of the Corporation to a value less than the amount required to redeem all of its then issued and outstanding Class “B” shares.

Liquidation, dissolution and distribution

1.4
The holders of Class “A” shares shall be entitled to receive the remaining property of the Corporation upon dissolution, liquidation or other distribution of the Corporation’s assets to its shareholders.

Restrictions on the purchase for cancellation of Class “A” shares

1.5
The Corporation shall not be entitled to redeem the Class “A” shares then issued an outstanding if, as a consequence of any such redemption or purchase for cancellation, the Corporation would no longer be able to redeem all of its then issued and outstanding Class “B” shares at their Redemption Price as hereinafter defined.

Class “B” and “C” shares

2.	The rights, privileges, conditions and restrictions attaching to the Class “B” and “C” shares are enumerated hereinafter.

Vote

2.1
Save and except as expressly provided for in the Canada Business Corporations Act (hereinafter the “Act”), the holders of Class “B” and “C” shares shall not be entitled to vote nor shall the holders thereof be entitled to a call-in-notice or to attend Shareholders Meetings.

Dividends and participation

2.2
The holders of Class “B” shares shall be entitled to receive, on a monthly basis, upon a dividend having been declared by the board of directors, from the Corporations funds which may be legally used for such, a fixed monthly non-cumulative preferential dividend in an amount equal to half (1/2) of 1 % of the amount of the Redemption Price for each Class “B” share which they hold. The holders of the Class “B” shares shall not have the right to any other dividend and if such dividend is not declared, whether partially or in totality, in the course of any given month, the right to the payment of such dividend and/or balance thereof, for such month, shall be extinguished.

2.3
The holders of Class “C” shares shall have the right, during each fiscal year, upon declaration by the board of directors, from the Corporations funds which may then legally be used for such purpose, to a fixed non-cumulative preferential dividend in an amount equal to 6 % of the amount of the Redemption Price of each Class “C” share which they then hold. Holders of Class “C” shares shall not have a right to any other dividend and if such dividend is not declared, whether partially or in totality, during the course of any given fiscal year, the rights to receive such dividend and/or balance thereon, for such a fiscal year, shall be extinguished.

Ranking of shares

2.4	No dividends shall be declared or paid on the shares of the Corporation save and except according to the following ranking;

2.4.1	Class “B” shares;

2.4.2	Class “C” shares

It is understood that the Directors of the Corporation shall not be entitled to declare a dividend to a lesser ranking class of shares if the dividend on the superior ranking shares shall not have been declared in its entirety or paid, save and except if a sufficient reserve shall have been provided and set aside for such prior ranking dividend’s payment.

Restriction on Dividends

2.5
The holders of Class “C” shares shall not have the right to receive a dividend if as a consequence of such payment of dividend, the Corporation would no longer be able to redeem, at their Redemption Price, all of the then issued and outstanding Class “B” shares.

Liquidation, dissolution and distribution

2.6	In the event of liquidation or dissolution of the Corporation, or any other distribution of its assets to the shareholders,

2.6.1
the holders of Class “B” and “C” shares shall have the right to receive, from the assets of the Corporation, an amount equal to the Redemption Price for each Class “B” or “C” share which they hold, prior to any distribution to the holders of Class “A” shares; and

2.6.2	after having received the amount stipulated in subparagraph 2.6.1 hereof, the holders of Class “B” and “C” shares shall not have the right to any further distribution of assets or remaining property.

Insufficiency of funds upon liquidation

2.7	If the assets of the Corporation are insufficient to pay the entirety of amounts payable to the holders of Class “B” and “C” shares, the latter shall be collocated as follows:

2.7.1	Class “B” shares;
2.7.2	in the case of remaining property, Class “C” shares.

When there is insufficient funds to pay amounts which are due to the holders of any given class of shares (ie; class “B” and “C” shares), each of such holders shall participate in the distribution of the Corporations assets, as the case may be, on a pro-rata basis determined by the aggregate redemption price of the shares held by a given Shareholder in relation to the total Redemption Price of all of the shares of such class, to the exclusion of the subsequent ranking share categories.

Redemption

2.8
Subject to the provisions of the Act, the Class “B” and “C” shares shall be redeemable, in whole or in part, at the option of the Corporation. Any partial redemption within any given class of shares shall be effected proportionally to the number of shares then issued and outstanding in such class in relation to shares held by each shareholder, the whole as indicated in the Corporation’s ledgers as at the date that the Notice of Redemption is given, without taking into account any fractional shares. Nevertheless, the shares which shall be redeemed may be chosen in any other manner, upon unanimous consent of the holders of such class of shares then issued and outstanding to be redeemed.

Notice of Redemption

2.9
The Corporation shall be required to give notice of redemption to the holders of such shares at least 10 days prior to the date fixed for such redemption. The aforesaid notice shall be sent to the address of the holder as indicated in the Corporation’s ledgers or to their last known address in the event that such address has changed. The involuntary omission to send notice to any one of the holders of the class of shares then being redeemed shall not affect validity of such redemption.

Peremption or lapse of the rights of holder

2.10
Once Notice of Redemption has been given and as and from the date fixed for the redemption (unless the Corporation does not render the funds available for the payment of the redemption price), the holders of the class of shares then being redeemed shall cease to have the right to exercise the rights attaching to such shares, save and except for the right to receive the Redemption Price in consideration of the remittance of the redeemed share certificates.

Deposit of Redemption Price

2.11
In the event that the Corporation declares that it shall deposit the Redemption Price, prior to or upon the date fixed for the redemption, in a bank or with a trust company specified in the Notice, the holders of the shares then being redeemed, as and from such date, cease to have the right to exercise the rights attaching to such share and they must address themselves solely to the depositary of the funds in order to obtain the payment of the Redemption Price. They may not, in any case, address themselves directly to the Corporation. After the date fixed for the redemption, in the case of the deposit as hereinabove provided for, the holders of the redeemed shares shall have the right, proportionately, to any interest which the bank and/or the trust company shall have paid on the deposited funds.

Redemption Price for Class “B” shares

2.12	The redemption price of Class “B” shares shall be composed of an aggregate amount equal to:

2.12.1	the paid up capital for which such shares were issued;

2.12.2	all declared and unpaid dividends thereon, if any;

and, as the case may be,

2.12.3	an additional amount equal to the difference between

2.12.3.1
the portion of the fair market value of the consideration received by the Corporation concurrently with the issuance of such share, diminished, as the case may be, by the value of all other thing or consideration delivered by the Corporation to the shareholder upon its issuance, and

2.12.3.2	the amount mentioned in paragraph 2.12.1

Adjustment to the Redemption Price for Class “B” share

2.13
The National Minister of Revenue or any other fiscal authority (“Fiscal Authorities”) may issue or propose to issue an assessment or a new assessment (the “Assessment”) for taxation on revenue and/or other taxes (“taxes”) based on the fact that the fair market value of the consideration received by the Corporation concurrently with the issuance of Class “B” shares is different than the value attributed to same by the Directors of the Corporation. In the event of definitive assessment, whether because such assessment was not contested or due to final judgment thereon of a court of competent jurisdiction or resulting from a settlement intervened between the Corporation, the holders of such shares and the Fiscal Authorities, the value of the consideration received concurrently with issuance of the shares shall be either increased or diminished accordingly. In this manner, the total amount

2.13.1	of the Redemption Price for the Class “B” shares, and
2.13.2	the value of all other good delivered by the Corporation in payment of the consideration received concurrently with the issuance of the shares, as the case may be,

shall be deemed to the be equal to the fair market value of the consideration received by the Corporation the whole as determined by the definitive Assessment. In the event that there is a difference between the federal and provincial assessments, an adjustment shall be effected on the basis of the lesser of the two. In the event that at the time of adjustment the redemption of Class “B” shares has already taken place, the Corporation shall ensure to make payment to the departing shareholders of Class “B” shares if the effect of the assessment is to increase the fair market value. In the event of a decrease of the fair market value, the holder of such Class “B” share shall be held to reimburse the excess to the Corporation. Similarly, if at the time of adjustment, there has already been the declaration and payment of dividend in connection with the Class “B” shares, such dividends shall be adjusted in the same manner.

Redemption Price for Class “C” shares

2.14
Redemption price for the Class “C” shares shall be composed of an amount equal to the consideration paid concurrently with the issuance of each Class “C” shares, together with all dividends then declared and unpaid, if any.

Redemption Obligation

2.15	Subject to the dispositions of the Act, Class “B” shares shall be retractable at the option of the holder of such shares at a price equal to the Redemption Price stated above.

Purchase

2.16
Subject to the dispositions of the Act, the Corporation shall have the right, at all times, to purchase for redemption at its option, in whole or in part, the Class “B” or “C” shares of any given holder thereof at a price which may be lesser but shall not exceed their Redemption Price.

Restrictions on the redemption or the retraction

2.17
The Corporation shall not redeem or retract the Class “C” shares if the payment of their Redemption Price shall have as a consequence the reduction of the net assets of the Corporation to an amount where it would no longer be able to redeem all of its then issued and outstanding Class “B” shares.

Reduction of the Redemption Price

2.18
In the event that the Corporation reduces or otherwise diminishes the amount of its paid up capital attaching to the shares of any given category in order to reimburse to the shareholders a part of the declared capital, the Redemption Price and/or Retraction Price of such shares then being redeemed or retracted shall be reduced by same.

Cancellation of share

2.19	The Class “B” and “C” shares retracted or redeemed in conformity with the above dispositions shall be cancelled.

REFERENCE DATE FOR THE PAYMENT OF A DIVIDEND

3.
The Directors shall have the right to choose in advance, within 50 days preceding the payment of a dividend, the ultimate date of inscription (“Reference Date”) in order to determine the identity the shareholders entitled to receive same. The registered holders of shares as at the Reference Date shall have the right to receive a dividend notwithstanding any transfer of shares which may be effected or recorded in the corporate ledgers after such date.

TRANSLATION

ANNEX “B” to the statutes of incorporation of EAU DE SOURCE VITA (2000) INC.

1.0	The transfer of shares in the capital stock of the Corporation must be submitted to the Board of Directors for prior approbation by resolution.

2.0
The number of shareholders of the Corporation is limited to 50, not including persons who are in the employment of the Corporation or persons who were formerly in the employment of the Corporation or an affiliate.

3.0	Any invitation to the public to subscribe to any shares, debentures or any other securities that the Corporation may issue is prohibited.

TRANSLATION

ANNEX “C” to the Articles of Incorporation of EAU DE SOURCE VITA (2000) INC.

OTHER DISPOSITONS

The Director’s of the Corporation may, without the authorization of the shareholders;

1.0	Borrow money upon the credit of the Corporation;

2.0	Issue, re-issue sell or otherwise give as a guarantee obligations or titles of the Corporation;

3.0	Subject to Art. 44 of the Canada Business Corporations Act, bind and oblige the Corporation to act as surety or guarantor for the obligations of a third party;

4.0
Mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the property of the Corporation, movable or immovable, present or future, the whole in order to secure any debt, obligation or undertaking of the Corporation.